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EXHIBIT 99.2

ENTEGRIS ACQUIRES SILICON WAFER AND RETICLE CARRIER PRODUCT LINES FROM ASYST TECHNOLOGIES

ENTEGRIS STRENGTHENS POSITION IN MATERIALS INTEGRITY MANAGEMENT WITH STRATEGIC TRANSACTION; ASYST SHARPENS FOCUS ON KEY AUTOMATION TECHNOLOGIES AND PRODUCTS

CHASKA, Minn. & FREMONT, Calif.--Feb. 11, 2003-- Entegris, Inc. (Nasdaq:ENTG), the materials integrity management company, and Asyst Technologies, Inc. (Nasdaq:ASYT), a leading provider of integrated automation systems that maximize semiconductor manufacturing productivity, today jointly announced that Entegris has purchased Asyst's silicon wafer and reticle carrier product lines. This transaction is designed to provide both companies with the opportunity to leverage their core competencies and accelerate new product development within the semiconductor industry.

Entegris enhances its comprehensive product and service offerings to customers including: leading technologies and intellectual property; a best-in-class engineering team; efficient and reliable manufacturing capabilities through Entegris' world-class manufacturing operations; and a worldwide service and support system enabled by a global infrastructure. In addition, Entegris and Asyst will work on technological enhancements to bring next-generation wafer carriers -- that interface with Asyst's and others' automation systems-- to the semiconductor market.

Under terms of the agreement, Entegris will pay $38.75 million for all assets associated with Asyst's wafer and reticle carrier product lines and intellectual property. Entegris intends to hire key Asyst employees involved with these product lines.

"Entegris has a long history of working closely with automation companies and semiconductor manufacturers to both anticipate and meet the changing demands of the industry," said Jim Dauwalter, Entegris' president and chief executive officer. "After a series of working meetings with Asyst, we have come to an agreement that will enable Entegris to provide even stronger support to the semiconductor industry. We feel this accretive transaction will also lead to the accelerated development of our next-generation products and allows Entegris to continue to pursue our growth strategy. Adding this talent and technology to our own creates a truly exciting opportunity to bring to market the kinds of products that will improve our customers' efficiencies and capabilities."

"We are continuing to sharpen our focus, both by outsourcing to superior manufacturing partners and by channeling our resources toward the key automation technologies and markets that provide us with the greatest competitive advantages," said Steve Schwartz, Asyst's chairman and chief executive officer. "This agreement will ensure superior on-going support of our wafer and reticle carrier customers, from a company that is not only an expert in manufacturing but also has the capability to extend product design for the future. Entegris knows these products and understands industry requirements, making this transaction the best approach for our mutual customers."

Entegris and Asyst will host a conference call to provide additional details of the agreement today at 5:30 p.m. EST. The call will be accessible by phone at 913-981-5582, access code 427770 or via webcast at www.entegris.com/investors. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at the website or by dialing 888-203-1112, access code 427770 until Feb. 17, 2003.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials that enable the world's leading technologies. Entegris is a leading materials integrity management company providing products and services used from production to consumption in the semiconductor, data storage, chemical processing, pharmaceutical, fuel cell and other key technology-driven industries worldwide.

Entegris is headquartered in Chaska, Minnesota, USA and has manufacturing facilities in the United States, Germany, Japan and Malaysia and is ISO 9001 certified. Directly and through alliances with Metron
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Technology and other distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

ABOUT ASYST

Asyst Technologies, Inc. is a leading provider of integrated automation systems for the semiconductor manufacturing industry, which enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chipmakers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, and the successful transition and integration of the acquired product lines. Other factors that could cause the Entegris' or Asyst's results to differ materially from those contained in its forward-looking statements are included in the Form 10K filed for Entegris in November 2002 and Asyst in June 2002 or in other documents filed by either company with the Securities and Exchange Commission.

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Contact:
      Entegris, Inc., Chaska
      Public Relations:
      Cindy Schmieg, 952/448-8193
      cindy_schmieg@entegris.com
          or
      Investor Relations:
      Heide Erickson, 952/556-8051
      heide_erickson@entegris.com
          or
      For Asyst:
      John Swenson, 510/661-5112
      jswenson@asyst.com
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Source: Entegris, Inc.